Lil Wayne and Wiz Khalifa to Headline The Denver Annual 420 Rally in Civic Center Park on April 16, 2016

Denver, CO (March 29, 2016): The Denver Annual 420 Rally, one of the largest cultural and political events dedicated to cannabis in the country, is pleased to announce that Lil Wayne and Wiz Khalfia will be headlining a free music festival at Civic Center Park in downtown Denver on April 16, 2016.

The event is being presented by Colorado Marijuana Company, Sweet Leaf, and MassRoots (OTCQB: MSRT), one of the largest technology platforms for cannabis consumers with more than 775,000 users.

“We could not be more excited to welcome Lil Wayne and Wiz Khalifa, two of the most accomplished artists in the country, to our celebration of the culture and legalization of cannabis,” stated President of the 420 Rally Non-Profit Organization Miguel Lopez. “Last year, the Denver Post estimated more than 125,000 people attended our gathering; this year, we intend to exceed that and help raise awareness of some of the most pressing political issues facing Colorado and our country as a whole.”

“On behalf of cannabis enthusiasts worldwide, I’d like to thank MassRoots, Sweet Leaf, and Santino Walter Productions for utilizing their networks and resources to produce the largest free cultural event in the world during the 420 holidays,” stated Lopez. “We could not be more excited for these next few weeks.”

To register for free tickets and MassRoots All Access Passes, please visit 420Rally.com.

About the Denver Annual 420 Rally

The Denver Annual 420 Rally is a non-profit organization dedicated towards building an inclusive, engaged community that promotes equality in economic justice, access to fair housing, improved education, and greater police accountability and professionalism. For more information, please visit our website.

About MassRoots

MassRoots (OTCQB: MSRT) is one of the largest and most active technology platforms for cannabis consumers, businesses and activists with over 775,000 users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, MarketWatch, Cannabist and the New York Times. For more information, please visit Corporate.MassRoots.com.

About Sweat Leaf

Sweet Leaf is one of the most unique marijuana centers in Colorado. With locations across metro Denver, we are a convenient, and one of a kind purchasing experience. All of our stores are clean, bright and welcoming, immersing you in our colorful environments. A place where wild animals live on the walls and jars upon jars of the finest Colorado grown marijuana line the shelves for your shopping delight. For more information, please visit sweetleafmarijuana.com.